Sheet1

CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended August 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/21/2001	$8,000	Amsterdam Funding Corp.	3.69%	08/22/2001

Last Updated on 10/26/2001
By Win95 User